SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 9, 2005

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT 06830

(Address of Principal Executive Offices) (Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On March 14, 2005, United Rentals, Inc., issued a press release which included unaudited, selected financial data for 2004. The press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report

During testing of the company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, the company determined that the provision for income taxes was higher than required for periods prior to 2004 due to errors detailed below. The company has not finally determined the impact that these errors will have on specific periods prior to 2004, but estimates that the correction of these errors will result in a decrease in the provision for income taxes for years prior to 2004 by a total of approximately $25 million, with a corresponding increase in net income. The company expects that it will restate its financial statements for the years 1999 through 2003 to correct the income tax provision. Accordingly, investors are cautioned not to rely on the company’s historical financial statements for such years.

The foregoing determination was made by the company’s management on March 9, 2005 and confirmed by the audit committee on March 10, 2005. The company’s independent auditors, Ernst & Young LLP, concur with this determination.

The over-statement in the provision for income taxes described above reflects the net effect of the following items:

•	The total tax basis of the company’s fixed assets was too low and, as a result, the benefit of the tax depreciation deduction was understated (the aggregate impact from this item was an over-statement in the provision for income taxes of approximately $18 million);

•	The benefit of the company’s state net operating loss carryforwards was not fully reflected (the aggregate impact from this item was an over-statement in the provision for income taxes of approximately $10 million);

•	Other net deductions were understated (the aggregate impact from this item was an over-statement in the provision for income taxes of approximately $3 million);

•	Partially offsetting the above items, the blended state tax rate used in estimating the provision for taxes was too low (the aggregate impact from this item was an under-statement in the provision for income taxes of approximately $6 million);

Any final adjustments to the company’s financial statements are subject to the completion of audit by the company’s independent auditors.

Item 8.01. Other Events

A. Update on SEC Non-Public Fact Finding Inquiry

As previously announced, the SEC is conducting a non-public fact-finding inquiry of the company. The company is cooperating with the SEC, continues to provide information to the SEC and has formed a special committee of independent directors with

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separate counsel to review matters relating to the SEC inquiry. The members of the special committee are Brian McAuley, chairman of the company’s audit committee, Mark Suwyn, a member of the audit committee, and Howard Clark. The SEC inquiry appears to relate to a broad range of the company’s accounting practices and does not seem to be confined to a specific time period.

B. Delay in Finalizing 2004 Results and Filing Report on Form 10-K

The company will delay finalizing its 2004 results and filing its 2004 Report on Form 10-K as described in the press release issued by the company on March 14, 2005. This press release is attached as Exhibit 99.1 to this Report.

C. Certain Consequences Related to Delay in Issuing 2004 Results and Filing 10-K

Under the terms of the company’s secured credit facility, the failure by the company to deliver to the lenders annual audited financial statements for 2004 and related information by March 31, 2005 would result in a default. In addition, the delay in filing the company’s 10-K will give rise to a cross-default because such delay could potentially lead to an event of default with respect to certain other debt as described below. The company has requested that the lenders enter into an amendment to the credit facility that, among other things, (i) extends the due date for such audited financial statements until June 29, 2005 and (ii) waives such cross-default until June 29, 2005 (but only so long as no action is taken to declare an event of default with respect to any such other debt). The company expects that the lenders under the credit agreement will approve such amendment. However, there can be no assurance of this and, if the amendment is not approved, the lenders would have the ability to terminate the credit facility and demand immediate payment of all amounts outstanding thereunder. As of March 11, 2005, there were $744.4 million of term loans and $179.3 million of other borrowings (not including letters of credit) outstanding under such facility.

United Rentals is party to various indentures under which an aggregate of approximately $2.28 billion of securities are outstanding. These indentures require the company to timely file required annual and other periodic reports. The delay in filing the company’s 10-K will not automatically result in an event of default under these indentures. However, under each indenture, either the trustee or the holders of not less than 25% of the principal amount of the securities issued under such indenture have the right to notify the company of its nonperformance and declare an event of default. If a notice of default satisfying the requirements of the applicable indenture were to be duly delivered, the company would have no less than 30 days to cure the default. If the company does not cure the default within the applicable period, then either the trustee or the holders of not less than 25% of the principal amount of the securities issued under such indenture would have the right to declare the principal amount and all accrued interest under such securities due and payable, unless a waiver is obtained from holders of at least a majority of the principal amount of such securities.

D. Update on Certain Litigation

Following our public announcement of the non-public SEC inquiry referred to above, three purported class action lawsuits were filed against us in the United States District Court for the District of Connecticut. The plaintiff in each of the lawsuits seeks

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to sue on behalf of a purported class comprised of purchasers of our securities from October 23, 2003 to August 30, 2004. The lawsuits name as the defendants our company and the following officers and/or directors of our company: Wayland Hicks (vice chairman and chief executive officer), Bradley Jacobs (chairman), John Milne (president and chief financial officer and a director) and Joseph Sherk (vice president and corporate controller). The complaints allege, among other things, that (i) certain of our SEC filings and other public statements contained false and misleading statements which resulted in damages to the plaintiff and the members of the purported class when they purchased our securities and (ii) the defendants’ conduct in connection therewith violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and, in the case of the individual defendants, Section 20(a) of such Act. The complaints seek unspecified compensatory damages, costs and expenses. On February 1, 2005, the Court entered an order consolidating the three actions. We intend to defend against these actions vigorously.

In January 2005, an alleged stockholder of the company filed an action in Connecticut State Superior Court, Judicial District of Norwalk/Stamford at Stamford, purportedly suing derivatively on behalf of the company. The action names as defendants each of our directors and our vice president and corporate controller. In addition, the action names the company as a nominal defendant. The complaint alleges, among other things, that the individual defendants breached their fiduciary duties to the company by causing or allowing the company to disseminate misleading and inaccurate information to shareholders and the market and by failing to establish and maintain adequate accounting controls, thus exposing the company to damages. The complaint seeks unspecified compensatory damages, costs and expenses against the individual defendants.

In November 2004, the company also received a letter from counsel for a purported shareholder, raising allegations similar to the ones set forth in the derivative complaint described above and demanding that the company take action in response to those allegations against certain of its current and/or former directors and officers. Following receipt of the letter, the board of directors formed a special committee of the board to consider the letter.

Item 9.01. Financial Statements and Exhibits

Exhibits

99.1    Press release of United Rentals, Inc., dated March 14, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of March, 2005.

UNITED RENTALS, INC.

By:	/s/ JOHN N. MILNE
Name:	John N. Milne
Title:	President and Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ JOHN N. MILNE
Name:	John N. Milne
Title:	President and Chief Financial Officer

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